EXHIBIT 99.1

NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR’s Subsidiary Acquires Business Managing 12 UPRIGHT® MRI Scanners

MELVILLE, NEW YORK, March 6, 2013 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported that yesterday HMCA, a subsidiary of Fonar Corporation, acquired through a majority interest in a newly formed limited liability company, a business managing 12 Stand-Up® MRI centers and 2 other scanning centers located in Florida and New York for purchase price of $34.4 million dollars. The newly formed limited liability company will be known as Health Diagnostics Management, LLC (HDM).

The 12 Stand-Up® MRI centers managed by HDM together with the 11 managed by HMCA now comprise the largest network of Stand-Up® MRI centers in the nation (23).  By combining the resources of HMCA and HDM, the Company will enjoy the benefits of 1) economies of scale, 2) shared administrative and technical expertise and capabilities, and 3) joint marketing strategies.

Raymond Damadian, president and founder of FONAR said, “We are delighted with this acquisition. The interests that we just acquired allow us to grow quite significantly in one step. We have now gone from 11 UPRIGHT® MRI scanners to 23.”

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, is an AMERICAN COMPANY that was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and over 150 UPRIGHT® Multi-Position™ MRI scanners have been installed worldwide. FONAR’s stellar product is the UPRIGHT® MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down only. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

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UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

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This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.